UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 10, 2011

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2011, the Compensation Committee (“Committee”) of the Board of Directors of Forest Oil Corporation (“Forest”) approved two cash-based long-term incentive awards to H. Craig Clark, Forest’s Chief Executive Officer, a Time-Based Award and a Performance-Based Award.  Each award has an initial cash value of $469,500, for an aggregate initial value of $939,000.  Both awards are governed by a single Cash-Based Award Agreement, a form of which is attached to this Current Report on Form 8-K and incorporated herein by reference.

The Time-Based Award entitles Mr. Clark to receive, on the Time-Based Award Payment Date, an amount of cash equal to (i) the initial cash value multiplied by (ii) a fraction, the numerator of which is the sum of (A) the fair market value of a share of common stock of Forest on the date immediately preceding the Time-Based Award Payment Date plus (B) the aggregate value of the dividends and other distributions paid to shareholders with respect to a share of Forest’s common stock during the period beginning on the date of Cash Award and ending on the Time-Based Award Payment Date, and the denominator of which shall equal $27.11 (which is the fair market value of a share of Forest’s common stock on the date of the Cash-Based Award Agreement).  The Time-Based Award Payment Date of Mr. Clark’s Time-Based Award is the earliest of (i) June 10, 2014, (ii) the date on which a change of control of Forest occurs, and (iii) the date of the Mr. Clark’s death, disability or involuntary termination form employment with Forest.

The Performance-Based Award is considered a Performance Award under Forest’s 2007 Stock Incentive Plan (the “Performance-Based Award”).  If the Performance-Based Award Computation Date (as defined in the Cash Award Agreement) is the last day of the performance period referenced in the Cash-Based Award Agreement, or if it is the date of a change of control of Forest or the date of Mr. Clark’s involuntary termination, then Mr. Clark will be entitled to receive an amount of cash equal to (i) the initial cash value multiplied by (ii) a fraction, the numerator of which is the sum of (A) the fair market value of a share of common stock of Forest on the Performance-Based Award Computation Date plus (B) the aggregate value of the dividends and other distributions paid to shareholders with respect to a share of Forest’s common stock during the performance period set forth in the Cash-Based Award Agreement, and the denominator of which shall equal $27.11 (which is the fair market value of a share of the Forest’s common stock on the date of the Cash-Based Award Agreement).  Notwithstanding the foregoing, the actual amount payable under the Performance-Based Award will range from 0% to 200% of the amount determined pursuant to the immediately preceding sentence depending on Forest’s relative total shareholder return in comparison to the peer companies referenced in the award agreement during the performance period.  The performance period for Mr. Clark’s Performance-Based Award referenced herein is April 1, 2011 to March 31, 2014.

If the Performance-Based Award Computation Date coincides with Mr. Clark’s death or disability, then Mr. Clark will be entitled to receive an amount equal to (i) the initial cash value multiplied by (ii) a fraction, the numerator of which shall be the number of full months during the performance period during which Mr. Clark was employed by Forest (counting the month in which his termination of employment occurs as a full month), and the denominator of which is 36, multiplied by (iii) a fraction, the numerator of which shall equal the sum of (x) the fair market value of a share of Forest’s common stock on the Performance-Based Award Computation Date plus (y) the aggregate value of the dividends and other distributions paid to shareholders with respect to a share of common stock during the period beginning on the date of Cash-Based Award Agreement and ending on the Performance-Based Award Computation Date, and the denominator of which shall equal $27.11 (which is the fair market value of a share of Forest’s common stock on the date of the Cash-Based Award Agreement)

The payment amounts for both the Time-Based Award and the Performance-Based Award are subject to equitable and appropriate adjustment by Forest so as to prevent the dilution or enlargement of the benefit intended to be provided in the event of any dividend, stock split, reverse stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar matters or corporate changes.  The foregoing is not a complete description of all the terms and conditions of the Time-Based Award and the Performance-Based Award, and is qualified in its entirety to the full text of the form of Cash-Based Award Agreement.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

10.1	Form of Cash-Based Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: June 13, 2011	By	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Form of Cash-Based Award Agreement.